www.TractorSupply.com

TRACTOR SUPPLY COMPANY ANNOUNCES SENIOR MANAGEMENT PROMOTION

Brentwood, TN, May 3, 2016 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced that Steve Barbarick has been promoted to President and Chief Merchandising Officer, effective immediately. Mr. Barbarick will continue to lead the merchandising, marketing, inventory management, omni-channel, distribution and logistics teams. He will continue to report to Chief Executive Officer Greg Sandfort.

"Steve has been an integral part of the Tractor Supply team for the past 18 years. He has been a driving force behind the continued evolution of the business and the development of key merchandise, sales, margin and marketing initiatives and has more recently begun providing his leadership in the areas of inventory management, omni-channel, distribution and logistics," stated Greg Sandfort, Chief Executive Officer. Mr. Sandfort further stated, "Steve has a commitment to servant leadership and a deep understanding and passion for our business and customer base. I look forward to continuing to work closely with him as we execute our long term growth strategy in the years ahead."

Mr. Barbarick joined Tractor Supply Company as a Buyer in 1998. He has held positions of increasing responsibility including Vice President and Divisional Merchandise Manager, Senior Vice President, Merchandising, Executive Vice President, Merchandising and Marketing and most recently, Executive Vice President, Chief Merchandising Officer since March 2015.

About Tractor Supply Company
At March 26, 2016, Tractor Supply Company operated 1,521 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.